Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

KBL GROUP INTERNATIONAL LTD.,

as Buyer,

ITEM-EYES, INC.,

as Seller

and

HAMPSHIRE GROUP, LIMITED,

as Parent

DATED AS OF MAY 5, 2011

TABLE OF CONTENTS

i

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EXHIBITS

Exhibit A	Form of Intellectual Property Assignments
Exhibit B	Form of Bill Of Sale
Exhibit C	Form of Assignment And Assumption Agreement

SCHEDULES

Schedule 2.1(a)	Acquired Inventory
Schedule 2.1(b)	Acquired Purchase Orders
Schedule 2.1(c)	Assumed Purchase Contracts
Schedule 2.1(d)	Assumed Contracts
Schedule 2.1(g)	Advances
Schedule 3.4	Letters of Credit
Schedule 4.1	Organization and Qualification
Schedule 4.2	Required Consents
Schedule 4.3	Permitted Encumbrances
Schedule 4.5	Assigned Intellectual Property
Schedule 6.2	Transferred Employees
Schedule 6.3	Historical Dilution
Schedule 6.4	Goods-In-Transit
Schedule 6.7	Transition Periods Services Fee

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of May 5, 2011, by and among KBL GROUP INTERNATIONAL LTD., a New York corporation (“Buyer”), ITEM-EYES, INC., a Delaware corporation (“Seller” or “Item-Eyes”), and HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”, and together with Seller, the “Hampshire Parties” and each, a “Hampshire Party”).  Buyer and the Hampshire Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets of the business conducted by Item-Eyes, a women’s sportswear business, including jackets, sweaters, pants, skirts, and “soft dressing,” for the moderate market under labels such as Requirements®, RQT by Requirements®, and R.E.Q. by Requirements®, as well as the private labels of Parent’s customers, as described in Parent’s fiscal year 2010 Annual Report on Form 10-K (the “Business”), upon the terms and conditions set forth herein.

In consideration of the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                      Definitions.  For purposes of this Agreement:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Inventory” means inventories owned by Seller used in connection with the Business as of the date hereof, customer returns and Finished Goods inventory, excluding Goods-In-Transit, as set forth on Schedule 2.1(a).

“Acquired Purchase Orders” means all customer purchase orders relating to the Business set forth on Schedule 2.1(b).

“Advances” means one hundred percent (100%) of all factory deposits for the Business set forth on Schedule 2.1(g).

“Advances Value” means the value of the Advances as of the open of business on the Closing Date.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

“Aged Inventory” means any Acquired Inventory that was intended for sale by Seller for an apparel season that began before January 1, 2011.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 2.9.

“Assigned Intellectual Property” means the Intellectual Property to be assigned to Buyer pursuant to the Intellectual Property Assignments, identified as such on Schedule 4.5.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a).

“Assumed Contracts” means the contracts and agreements of Seller relating to the Business set forth on Schedule 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Purchase Contracts” means all outstanding orders for shipments of goods relating to the Business in the manufacturing process or to be manufactured for which title has not yet transferred to Seller set forth on Schedule 2.1(c).

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Books and Records” means all books and records used by the Hampshire Parties primarily in connection with, or relating to, the Acquired Assets or used exclusively in connection with the Business, including invoices, credit records, customer lists and records, supplier lists and records, price lists, purchasing materials and records, manufacturing and quality control records and procedures, vendor manuals and correspondence with customers or factories, including confidential or proprietary information in any case, to the extent primarily related to the Acquired Assets, other than Excluded Books and Records.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required to close in the State of New York.

“Business Intellectual Property” means any Intellectual Property owned, used or held for use in operation of the Business as listed on Schedule 4.5.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Documents” has the meaning set forth in Section 5.1.

“Buyer’s Inventory Value” has the meaning set forth in Section 2.7(a).

“Buyer’s Inventory Value Statement” has the meaning set forth in Section 2.7(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory Value” has the meaning set forth in Section 2.7(a).

“Confidentiality Agreement” means the confidentiality agreement between Buyer and Parent, dated March 18, 2011.

“Deficiency Amount” has the meaning set forth in Section 2.7(a)(i).

“Deposit” means the $50,000 deposit previously paid by Buyer to Parent in connection with the execution of the Exclusivity Agreement.

“Employee Transition Period” has the meaning set forth in Section 6.7(a).

“Encumbrance” means any option, pledge, security interest, lien, charge, encumbrance or other restriction (whether on sale, transfer, disposition or otherwise, whether imposed by agreement, understanding, Law or otherwise).

“Escrow Agent” means Patterson Belknap Webb & Tyler LLP.

“Escrow Agreement” shall mean the escrow agreement by and among Buyer, the Hampshire Parties and the Escrow Agent, dated as of May 5, 2011.

“Escrow Amount” has the meaning set forth in Section 2.6.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means (A) any documents (including books and records) that the Hampshire Parties are required by applicable Law to retain, including all employee files, (B) corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other books and records as pertain to the organization, existence, actions or share capitalization of the Hampshire Parties, and (C) any books and records or information related to any of the Excluded Assets or Excluded Liabilities.

“Excluded Liabilities” means the Liabilities of the Hampshire Parties relating to the Business that are not Assumed Liabilities.

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated as of April 15, 2011, by and between Buyer and Parent.

“Expert” means Ernst & Young LLP or if Ernst & Young LLP is unavailable, an independent accounting firm of national reputation in the United States mutually acceptable to Seller and Buyer.

“Finished Goods” means items of apparel that are complete and packaged or ready to be packaged and ready to be shipped.

“Goods-In-Transit” means all goods ordered or purchased by the Business for which, as of the Closing Date, title has passed (or in the case of “landed duty paid” goods, for which title will pass) to a Hampshire Party and which goods have not (i) been received by a distribution center or warehouse of a Hampshire Party; or (ii) delivered to a customer of the Business (or a customer’s freight forwarder), as set forth on Schedule 6.4.

“Governmental Entity” means any court, administrative agency or commission or any federal, state, local or foreign governmental entity or municipality or subdivision thereof.

“Hampshire Party” or “Hampshire Parties” has the meaning set forth in the preamble hereto.

“Indemnitee” has the meaning set forth in Section 7.4(a).

“Indemnitor” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means all of the following: (A) inventions, patents, registrations and applications for patent registrations; (B) trademarks, service marks, trade dress, internet domain names, logos, trade names and corporate names (including the “Item-Eyes” name) and registrations and applications for registration thereof and all goodwill associated therewith; (C) works subject to copyright, and registrations and applications for registration thereof; (D) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (E) other proprietary rights relating to any of the foregoing.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a).

“Inventory Dispute Notice” has the meaning set forth in Section 2.7(a).

“Inventory Transition Period” has the meaning set forth in Section 6.7(b).

“Inventory Value” shall mean (i) one hundred percent (100%) of the cost of the Sold Inventory plus (ii) one hundred percent (100%) of the cost of the Unsold Trans/Fall Inventory plus (iii) eighty percent (80%) of the cost of the Unsold Spring/Summer Inventory plus (iv) fifty percent (50%) of the cost of the Aged Inventory, in each case, as of the open of business on the Closing Date.  For the avoidance of doubt, Inventory Value shall not include any value attributed to Goods-In-Transit.

“Item-Eyes” has the meaning set forth in the preamble hereto.

“knowledge” as to any Person means all facts of which an executive officer of such Person shall have actual knowledge, after due inquiry.

“Law” means any federal, provincial, state, local, municipal, foreign, national, supranational, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty imposed by a Governmental Entity.

“Landed Costs” means any and all FOB, or “free on board” costs, landed duty paid costs, broker costs, third-party agent costs, hanger and accessory costs, freight forwarding costs, taxes, duties, and (x) with respect to goods that are imported into the U.S. or Canada by Seller, freight (including land, sea and air, if applicable) to Buyer’s designated location in the U.S. or Canada or (y) with respect to goods for which a customer of the Business (or a customer’s freight forwarder) takes or will take possession at a U.S. or Canadian port of destination or foreign port of departure, freight (including land, sea, and air, if applicable) to such port.

“Letters of Credit” has the meaning set forth in Section 3.4.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” has the meaning set forth in Section 7.2.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Trademark” means those trademarks identified on Schedule 4.5 as “Trademarks Owned by Parent.”

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patterns and Samples” means all patterns, designs and samples used primarily in connection with the Business.

“Permits” has the meaning set forth in Section 2.1(k).

“Permitted Encumbrances” means: (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar Encumbrances arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Acquired Assets, (ii) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate procedures, (iii) Encumbrances that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the Acquired Asset subject thereto assuming that such Acquired Asset is used on substantially the same basis as such asset is currently being used in connection with the Business, and (iv) Encumbrances described on Schedule 4.3.

“Person” shall mean any natural person, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity.

“Proceeding” means any claim, counterclaim, action, arbitration, hearing, audit, suit, order, proceeding or investigation.

“Purchase Price” has the meaning set forth in Section 2.5.

“Required Consents” has the meaning set forth in Section 4.2.

“Schedules” means the disclosure schedules to this Agreement, attached hereto and made a part hereof.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Documents” has the meaning set forth in Section 4.1.

“Seller’s Estimated Inventory Value” has the meaning set forth in Section 2.7(a).

“Services” has the meaning set forth in Section 6.7.

“Sold Inventory” means Acquired Inventory that has been sold pursuant to the Acquired Purchase Orders.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, custom duties, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any Governmental Entity, in each case, with respect to the Business and/or Acquired Assets.

“Third-Party Claim” has the meaning set forth in Section 7.4(b).

“Transaction Documents” means the Intellectual Property Assignments, Bill of Sale and Assignment and Assumption Agreement.

“Transferred Employee” has the meaning set forth in Section 6.2.

“Transition Period” has the meaning set forth in Section 6.7(b).

“Unsold Spring/Summer Inventory” means Acquired Inventory intended to be sold during the apparel season lasting from January 1, 2011 and ending on June 30, 2011 that has not yet been sold by Seller;

“Unsold Trans/Fall Inventory” means Acquired Inventory intended to be sold during the apparel season lasting from June 30, 2011 and ending on November 30, 2011 that has not yet been sold by Seller.

ARTICLE II
PURCHASE AND SALE OF ACQUIRED ASSETS; PURCHASE PRICE

Section 2.1                      Purchase and Sale of Acquired Assets.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and assign the following assets and properties and deliver to Buyer, on the Closing Date, free and clear of any Encumbrance, all of Seller’s right, title and interest in and to the assets and rights which relate to, or are used or held for use primarily in connection with the Business as set forth below (collectively, the “Acquired Assets”):

(a)           the Acquired Inventory;

(b)           the Acquired Purchase Orders;

(c)           the Assumed Purchase Contracts;

(d)           the Assumed Contracts;

(e)           the Assigned Intellectual Property;

(f)           the Patterns and Samples;

(g)           the Advances;

(h)           the Books and Records;

(i)           all brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for Seller related to the Acquired Assets;

(j)           all goodwill and going concern value and other intangible assets, if any, of the Business related to the Acquired Assets; and

(k)           to the extent assignable or transferable, all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other similar permits or rights, if any, obtained from any Governmental Entity or professional or trade organization to the extent such permits or rights are used in operating the Business and are related to the Acquired Assets and all pending applications therefor (collectively, the “Permits”).

Section 2.2                      Excluded Assets.  Notwithstanding anything herein to the contrary, the Hampshire Parties shall not sell, transfer or assign, and Buyer shall not purchase or acquire, assets of the Hampshire Parties other than the Acquired Assets expressly set forth in Section 2.1 above (all such other assets, including, without limitation, any cash, cash equivalents, securities, pre-Closing receivables, furniture, fixtures, personal property, the “Excluded Assets”).

Section 2.3                      Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, from and after the Closing Date, Buyer shall assume and agrees to pay, perform and discharge as and when due the following Liabilities of the Hampshire Parties arising out of or relating to the Acquired Assets or which otherwise relate to the Acquired Assets, and no other Liabilities, (a) all Liabilities accruing as of or after the Closing Date to fulfill the Acquired Purchase Orders in accordance with their terms, (b) all Liabilities accruing as of or after the Closing Date in respect of the Assumed Purchase Contracts, (c) all Liabilities arising under any Assumed Contracts from and after the Closing Date, including any reimbursement obligations with respect to the Letters of Credit, (d) all Liabilities arising after the Closing Date under any Letter of Credit in accordance with Section 3.4 and (e) any and all other Liabilities relating to the Acquired Assets arising at or after the Closing Date (collectively, the “Assumed Liabilities”).

Section 2.4                      Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and Buyer shall not assume, or in any way be liable for or bound by, the Excluded Liabilities.

Section 2.5                      Purchase Price.  In consideration of Seller’s sale, transfer, assignment and delivery to Buyer of the Acquired Assets and the Parent Trademark, Buyer shall, subject to the terms and conditions of this Agreement, pay to Seller an aggregate purchase price (the “Purchase Price”) equal to (i) Three-Hundred Thousand Dollars ($300,000) (the “Base Purchase Price”) plus (ii) the Inventory Value plus (iii) the Advances Value.

Section 2.6                      Payments at Closing.  On the Closing Date, Buyer shall pay to Seller an aggregate amount in cash equal to (i) the Base Purchase Price plus (ii) 50% of the Seller’s Estimated Inventory Value plus (iii) the Advances Value (collectively, the “Closing Date Purchase Price”), by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by Seller; provided that the Deposit shall be deemed to be a credit toward the Closing Date Purchase Price.  At the Closing, pursuant to the Escrow Agreement, the Buyer shall deposit 50% of the Estimated Inventory Value (such amount together with any interest accrued thereon, the “Escrow Amount”) into escrow and the Escrow Amount shall be maintained in accordance with the terms of the Escrow Agreement to provide security for the payment by the Seller of any amounts that become due in connection with Section 2.7 below.

Section 2.7                      Inventory Statement.

(a)           Not later than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth (i) the Advances Value and (ii) Seller’s good faith calculation of the Inventory Value (the “Seller’s Estimated Inventory Value”).  Not later than seven (7) calendar days after the Closing Date, Buyer shall provide Seller with a statement (the “Buyer’s Inventory Value Statement”) of Buyer’s calculation of the Inventory Value (the “Buyer’s Inventory Value”).  If Seller disagrees with Buyer’s Inventory Value set forth in Buyer’s Inventory Value Statement, Seller may provide written notice to Buyer disputing such calculations or lack thereof (an “Inventory Dispute Notice”), which Inventory Dispute Notice shall specify Seller’s calculation of the Inventory Value and the nature of the disagreement to the extent practicable.  If Seller does not provide an Inventory Dispute Notice within seven (7) calendar days after its receipt of Buyer’s Inventory Value Statement, then, subject to Buyer’s compliance with this Section 2.7(a), such Buyer’s Inventory Value Statement shall be deemed accepted by Seller, and Buyer’s Inventory Value shall be deemed final, and no longer subject to review or contest by Seller in the absence of fraud or manifest error.  If an Inventory Dispute Notice is timely delivered to Buyer, then, during the seven (7) calendar day period following delivery of the Inventory Dispute Notice, the Parties shall negotiate in good faith to resolve all disagreements and to agree upon the calculation of the Closing Inventory Value and the amount of Inventory Value agreed upon by the Parties in writing shall be deemed final for purposes of this Agreement.  If the Parties are unable to so agree, they shall follow the dispute resolution mechanism set forth in Section 2.7(b).  Any Inventory Value finally determined in accordance with this Section 2.7(a) or Section 2.7(b) shall be deemed the “Closing Inventory Value” for purposes of this Agreement.  Upon final calculation of the Closing Inventory Value:

(i)
if, the Closing Inventory Value is less than Seller’s Estimated Inventory Value (the “Deficiency Amount”), (x) the Parties shall provide joint written notice instructing the Escrow Agent to release the Deficiency Amount from escrow to Buyer and any remaining Escrow Amount shall be released to Seller and (y) if the Deficiency Amount is greater than the Escrow Amount, Seller shall pay Buyer an amount equal to such excess; or

(ii)
if the Closing Inventory Value exceeds Seller’s Estimated Inventory Value, (x) the Parties shall provide joint written notice instructing the Escrow Agent to release the Escrow Amount to Seller and (y) Buyer shall pay Seller an amount equal the difference between the Closing Inventory Value and Seller’s Estimated Inventory Value.

Any payment under this Section 2.7(a) shall be made no later than (1) Business Days after the date on which the Inventory Value is finally determined in accordance with this Section 2.7(a) or Section 2.7(b), by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by Seller or Buyer, as the case may be, in writing prior to payment.

(b)           In the event the Parties are unable to agree upon the calculation of the Closing Inventory Value within twenty-one (21) days following the Closing Date, either Buyer or Seller may refer the dispute to the New York City office of the Expert.  Such Party shall instruct the Expert to make a decision on the dispute and notify Buyer and Seller of its decision within ten (10) Business Days of receiving the reference or such longer reasonable period as the Expert may determine.  For purposes of this Section 2.7(b), (i) the Expert shall act as an expert and not an arbitrator and (ii) Seller and Buyer shall each promptly prepare a written statement solely on the items in dispute including their respective calculations of the Closing Inventory Value, which, together with all relevant documents, shall be submitted to the Expert and to the other Party, and provide to the Expert all such information as the Expert shall reasonably request.  The Expert’s decision with respect to the Closing Inventory Value shall be within the range of the Closing Inventory Value amounts submitted by Buyer and Seller.  The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties.  Buyer and Seller each shall pay one-half of the fees and expenses of the Expert.

Section 2.8                      Taxes Payable in Connection with the Transaction.  The Hampshire Parties shall pay any and all sales and documentary transfer taxes, impositions, liens, leases, assessments and similar charges if any, incurred by the Parties in connection with the transactions contemplated by this Agreement.

Section 2.9                      Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets being sold hereunder in the manner required by Treasury Regulation §1.1060-1 (the “Allocation”).  Buyer shall deliver its determination with respect to the Allocation within ninety (90) days of the Closing Date.  The Parties agree that, (a) they shall negotiate in good faith to jointly agree on an Allocation for all federal, state, local and foreign tax purposes, and (b) the Parties shall file with their respective federal income tax returns consistent IRS Forms 8594 - Asset Acquisition Statements under Section 1060, including any required IRS forms, Schedules or amendments thereto, all of which shall reflect the allocation set forth in the Allocation pursuant to this Section 2.9; provided, that if the Parties cannot agree on an Allocation, each Party shall file a separate Allocation.

Section 2.10                      Third Party Consents.  To the extent that the Hampshire Parties' rights under any Assumed Contract, Assumed Purchase Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Hampshire Parties, at their expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights to the applicable Acquired Asset, the Hampshire Parties shall use commercially reasonable efforts in order to obtain for Buyer the benefits thereunder and shall cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.  Notwithstanding anything herein to the contrary, Buyer shall not be deemed to have waived its rights unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
CLOSING

Section 3.1                      Closing; Closing Date.  The closing of the purchase and sale of the Acquired Assets (the “Closing”) shall be held at the offices of Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036, on the date hereof (such date, the “Closing Date”).  Unless the Parties agree otherwise, the Closing will be deemed to have occurred at 12:01 a.m. on the Closing Date.  All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.2                      Items to be Delivered at the Closing by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)           a counterpart to each Intellectual Property Assignment, substantially in the form annexed hereto as Exhibit A from each of the Hampshire Parties with respect to any Business Intellectual Property owned by such Hampshire Party (the “Intellectual Property Assignments”);

(b)           an executed Bill of Sale, substantially in the form annexed hereto as Exhibit B (the “Bill of Sale”);

(c)           a counterpart to the Assignment and Assumption Agreement, substantially in the form annexed hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(d)           the Books and Records;

(e)           a certificate executed by Seller certifying that attached thereto are true and complete copies of the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect;

(f)           a certificate executed by Seller confirming that (i) the representations and warranties set forth in Article IV are true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date and (ii) Seller has performed and complied with all of its covenants hereunder in all material respects through the Closing;

(g)           a Certificate of Good Standing for each Hampshire Party as of a recent date issued by the Secretary of State of the State of Delaware;

(h)           a counterpart to the Escrow Agreement;

(i)           all such other instruments of assignment, transfer or conveyance as, in the reasonable opinion of Buyer and its counsel, shall be necessary to vest in Buyer, good and valid title to the Acquired Assets, free and clear of any Encumbrances, and to put Buyer in actual possession or control of the Acquired Assets; and

(j)           all such other certificates, documents and instruments as Buyer and its counsel reasonably requests as necessary to consummate the transactions contemplated hereby.

Section 3.3                      Items to be Delivered at the Closing by Buyer.  At the Closing, Buyer shall deliver or caused to be delivered to Seller:

(a)           the Closing Date Purchase Price;

(b)           a counterpart to each Intellectual Property Assignment;

(c)           a counterpart to the Assignment and Assumption Agreement;

(d)           a certificate executed by Buyer certifying that attached thereto are true and complete copies of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect;

(e)           a certificate executed by Buyer confirming that (i) the representations and warranties set forth in Article V are true and correct in all material respects at and as of the Closing Date and (ii) Buyer has performed and complied with all of its covenants hereunder in all material respects through the Closing,

(f)           a Certificate of Good Standing for Buyer as of a recent date issued by the Secretary of State of the State of Delaware;

(g)           a duly completed and executed General Resale Certificate from the State of California Board of Equalization;

(h)           a counterpart to the Escrow Agreement; and

(i)           all such other certificates, documents and instruments as Seller and its counsel reasonably requests as necessary to consummate the transactions contemplated hereby.

Section 3.4                      Letters of Credit.  Schedule 3.4 sets forth open letters of credit and related reimbursement obligations in respect of the Assumed Purchase Contracts (the “Letters of Credit”).  Buyer shall secure, collateralize, replace or otherwise dispose of the Letters of Credit in a manner satisfactory to the lenders and each issuing agent in their respective sole discretion and in a manner in which no Hampshire Party has any reimbursement, payment or other obligation in respect thereof no later than two (2) Business Days after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE HAMPSHIRE PARTIES

Except as set forth in correspondingly numbered sections or subsections of the Schedules (it being understood that any matter disclosed in any section of the Schedules will be deemed to be disclosed in any other section of the Schedules to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule), the Hampshire Parties hereby jointly and severally represent and warrant, to and for the benefit of Buyer, as follows:

Section 4.1                      Organization; Authority; Binding Obligation.  Each of the Hampshire Parties is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the full power and authority to own the Acquired Assets owned by it and to carry on the Business as it is now being conducted.  Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which ownership of the Acquired Assets or operating of the Business as currently conducted makes such licensing or qualification necessary, except where any such failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect upon the Business as currently conducted.  Each of the Hampshire Parties has the legal right, power, authority and capacity to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and each agreement, certificate, document and instrument to be executed and/or delivered by it pursuant to this Agreement (collectively, the “Seller Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Hampshire Party of this Agreement and each of the other Seller Documents have been duly authorized by all necessary corporate action of such Party.  This Agreement and each of the other Seller Documents (to which a Hampshire Party is a party) have been duly executed and delivered by the Hampshire Parties and each constitutes a valid and binding obligation of the Hampshire Parties, enforceable in accordance with its respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

Section 4.2                      No Conflicts; Required Consents.  The execution, delivery and performance by the Hampshire Parties of this Agreement and the other Seller Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by the Hampshire Parties of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by a Hampshire Party, under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under (a) the organizational documents of the Hampshire Parties, (b) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which such Hampshire Party is a party or by which such Hampshire Party may be bound or affected, or (c) any judgment, order, decree or statute, Law, ordinance, rule or regulation applicable to the Hampshire Parties, except with respect to (b) and (c), where any such conflict or violation, individually or in the aggregate, would not reasonably be expected to have a material adverse effect upon the Business as currently conducted.  Except for the consents set forth on Schedule 4.2 (the “Required Consents”) such execution, delivery or performance does not and will not result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Acquired Assets or require any filing with, or permit, authorization, consent or approval of any Governmental Entity or any third party under any contract to which, or by which, a Hampshire Party or the Acquired Assets is subject or bound.

Section 4.3                      Title to Acquired Assets.  Seller is the sole owner of, and has good and valid title to, all property included in the Acquired Assets, free and clear of any Encumbrances, other than the Permitted Encumbrances.  All of the Acquired Assets are owned directly by Seller and upon the purchase and sale of the Acquired Assets at Closing, Buyer will receive good title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.4                      Inventory.  All Acquired Inventory consists of a quality, quantity and price usable and/or saleable in the ordinary course of the Business consistent with past practice.  The Acquired Inventory was acquired in the ordinary course of the Business consistent with past practices and is owned by the Hampshire Parties free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.5                      Intellectual Property.  Schedule 4.5 sets forth (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) an accurate and complete list of all Business Intellectual Property registered, issued, applied for or filed by any of the Hampshire Parties. The Hampshire Parties own, are validly licensed to use, or otherwise have the enforceable right to use all of the Business Intellectual Property and there are no restrictions on the direct and indirect transfer of any interest therein held by the Hampshire Parties in respect of such Business Intellectual Property.  The conduct of the Business as currently conducted does not, to the Hampshire Parties’ knowledge, conflict with or infringe any Intellectual Property or other proprietary rights of any third party and none of the Business Intellectual Property, to the Hampshire Parties’ knowledge, infringes on or conflicts with any trade secrets, patents, licenses, proprietary rights, trademark, trade name, service marks or copyrights of others. There is no claim for damages or proceedings pending against any Hampshire Party with respect to the Business Intellectual Property, and to the knowledge of the Hampshire Parties, no person is infringing Seller’s rights under or in respect of any of the Business Intellectual Property other than as would not have a material adverse effect on the Business Intellectual Property individually or in the aggregate.

Section 4.6                      Litigation.  There is no Proceeding pending or, to the knowledge of the Hampshire Parties, threatened against any Hampshire Party before any Governmental Entity or before any arbitrator relating primarily to the Business, the Acquired Assets or the Assumed Liabilities.  Neither Hampshire Party is subject to or in default under any order, judgment, injunction, award, decree or ruling of any Governmental Entity with respect to the Business or the Acquired Assets.

Section 4.7                      Broker Fees.  Except for fees payable to Marketing Management Group, Inc., no broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Seller or Parent.

Section 4.8                      Contracts.  Each Assumed Contract and each Assumed Purchase Contract is a legal, valid and binding obligation of the applicable Hampshire Party, and to the knowledge of the Hampshire Parties, the other parties thereto enforceable against such Hampshire Party, and to the knowledge of the Hampshire Parties, such other parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and the availability of equitable remedies.  To the knowledge of the Hampshire Parties, no Hampshire Party nor any other party to such Assumed Contract or Assumed Purchase Contract is in default, violation or breach in any material respect under any such contract, and to the Hampshire Parties’ knowledge, no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a material, default, violation or breach in any respect under such contract.

Section 4.9                      Compliance with Applicable Laws.  The Hampshire Parties have conducted the Business in all material respects with all Laws of all Governmental Entities applicable to them, which relate to the Acquired Assets.  The Hampshire Parties have not received any written notice of any asserted material violation of any such Laws.

Section 4.10                      Full Disclosure.  No representation or warranty by the Hampshire Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to and for the benefit of the Hampshire Parties, as follows:

Section 5.1                      Organization; Authority; Binding Obligation.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Buyer has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each of the other Buyer Documents have been duly authorized by all necessary corporate action of Buyer.  This Agreement and each of the other Buyer Documents have been duly executed and delivered by Buyer and each constitutes a valid and binding obligation of Buyer, enforceable in accordance with its respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

Section 5.2                      No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents do not and will not (with or without notice or lapse of time, or both) (i) conflict with or result in any violation of (A) the certificate or articles of incorporation, bylaws or similar governing documents of Buyer, or (B) any judgment, order, decree or statute, Law, ordinance, rule or regulation applicable to Buyer or its properties or assets or (ii) violate or conflict with, or result in a breach under, or require any consent or approval to be obtained from any party to, any contract to which Buyer is subject or is bound.

Section 5.3                      Prohibitions.  No order, stay, decree, judgment or injunction has been entered, issued or enforced by any court of competent jurisdiction which prohibits Buyer from consummating the transactions contemplated by this Agreement and there are no proceedings pending in any court of competent jurisdiction by Buyer or an Affiliate thereof for the purpose of obtaining any such order, stay, decree, judgment or injunction.  To the knowledge of Buyer, there have been no actions taken by any Government Entity, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which make the consummation of such transactions illegal.

Section 5.4                      Broker Fees.  No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Buyer.

Section 5.5                      No Other Representations.  Buyer acknowledges that there are not any representations or warranties of the Hampshire Parties, express or implied, except as expressly set forth in Article IV of this Agreement.  Buyer is not relying on any representations or warranties regarding the subject matter of this Agreement, express or implied, except for those representations and warranties in Article IV of this Agreement.

ARTICLE VI
CERTAIN COVENANTS AND UNDERSTANDINGS

Section 6.1                      Public Announcements.  No Party shall issue a public announcement in connection with the transactions contemplated hereunder without the prior written consent of the other Parties, except as may be required by applicable Law or regulation or by any applicable securities exchange regulation, provided, that the non-issuing party shall have an opportunity to review and comment on any press release required by Law, regulation or such securities exchange regulation.

Section 6.2                      Seller Employees.  Buyer shall offer employment, effective as of the Closing Date, to each employee of Seller set forth on Schedule 6.2 on such terms and conditions substantially similar to the terms and conditions in the aggregate of similarly situated employees of Buyer (except as set forth on Schedule 6.2).  The employees who accept such offers of employment shall be referred to herein as “Transferred Employees” and shall become employees of Buyer as of the Closing Date.  Effective as of the Closing, the Transferred Employees shall be terminated by Seller and cease to be covered by the employee benefit plans of the Hampshire Parties.  The Hampshire Parties shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any Transferred Employee or for the satisfaction of all claims of the Transferred Employees (or former employee) with respect to the employee benefit plans of the Hampshire Parties or worker's compensation claims arising prior to the Closing Date.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Closing shall be the responsibility of Buyer.  After the Closing, the Transferred Employees shall participate in the employee benefit plans, programs, policies and arrangements of Buyer in accordance with the terms thereof generally applicable to employees of Buyer.

Section 6.3                      Collection of Receivables.  Seller shall not in any manner interfere with the collection of Buyer’s accounts receivable after the Closing Date, and shall promptly remit to Buyer any misdirected funds of Buyer that Seller may from time to time receive. Buyer shall not in any manner interfere with the collection of Seller’s accounts receivable after the Closing Date, and shall promptly remit to Seller any misdirected funds of Seller that Buyer may from time to time receive.  Neither Seller nor Buyer shall, without the written consent of the other Party, take any action, or make any agreement, settlement or arrangement, that has the effect of reducing the amount the other Party is entitled to collect with respect to its outstanding accounts. The Parties will use commercially reasonable efforts to cooperate with each other in connection with the collection of accounts receivable; provided, further, Seller agrees that it shall be responsible for all markdowns, chargebacks, overbills, cash discounts and advertising requested by customers of the Business against goods that shipped prior to the Closing Date; provided, however, that Seller shall not be obligated to exceed its historical dilution for each account listed on Schedule 6.3.

Section 6.4                      Goods-In-Transit.  With respect to all Goods-In-Transit that are imported into the United States or Canada by Seller, Buyer shall, upon presentation by Seller of all customary paperwork and delivery to Buyer’s designated location in the United States or Canada, promptly pay to Seller the actual cost attributable to such Goods-In-Transit with respect to Landed Costs.  With respect to all Goods-In-Transit for which a customer of the Business (or a customer’s freight forwarder) takes possession at a U.S. or Canadian port of destination or foreign port of departure, Buyer shall immediately prior to delivery of such Goods-In-Transit to such customer (or freight forwarder, as the case may be) take title to such Goods-In-Transit, and upon presentation by Seller of all customary paperwork, promptly thereafter pay to Seller the actual cost attributable to such Goods-In-Transit with respect to Landed Costs.  Notwithstanding anything herein to the contrary, the Hampshire Parties shall provide original documentation (or copies thereof in the event originals are not available) evidencing the actual costs attributable to the Goods-In-Transit described in this Section 6.4.  To the extent requested in writing by Buyer, Seller shall, in respect of Goods-In-Transit, provide instructions reasonably necessary to reroute such Goods-In-Transit to Buyer’s distribution center or warehouse or to the applicable customer on behalf of Buyer.

Section 6.5                      Further Assurances.  Each Party shall, from time to time on being reasonably requested to do so by the other Parties, now or at any time in the future, take all reasonable commercial actions and shall cause its respective Affiliates to cause such action necessary to do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other Parties as the other Parties may reasonably consider necessary for giving full effect to this Agreement and securing to the other Parties the full benefit of the rights, powers and remedies conferred upon the other Parties in this Agreement and the Transaction Documents, including, with respect to the Parent Trademark, any filings in foreign jurisdictions to evidence the transfer thereof.  The Hampshire Parties shall promptly transfer or deliver to Buyer any of the Acquired Assets or proceeds thereof delivered to, or retained or received by, either Hampshire Party after the Closing Date.

Section 6.6                      Change of Name.  Within two (2) Business Days of the Closing Date, Seller shall amend its organizational documents so as to delete therefrom the words “Item-Eyes” and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its jurisdiction of incorporation and the other jurisdictions where it is qualified to do business as a foreign Person.  The Hampshire Parties further agree that, from and after the Closing, no Hampshire Party shall adopt any name that is confusingly similar to “Item-Eyes.”

Section 6.7                      Transferred Employee Space; Warehousing and Shipping.  The Hampshire Parties shall provide certain post-Closing services to Buyer to facilitate continuity in services and shipments in connection with the Acquired Purchase Orders (the “Services”).

(a)           For the period commencing on the Closing Date and ending on the tenth (10th) Business Day thereafter (the “Employee Transition Period”), the Hampshire Parties shall use commercially reasonable efforts to provide (i) the Transferred Employees with the same or substantially similar work space in Seller’s offices as such Transferred Employees had immediately prior to the Closing Date and (ii) reasonably appropriate and sufficient resources for the Transferred Employee to perform their respective employment duties (it being understood and agreed that such Transferred Employees shall be under Buyer’s direction and management during the Employee Transition Period); and

(b)           With respect to the Acquired Inventory for the period commencing on the Closing Date and ending on June 2, 2011, (the “Inventory Transition Period” and together with the Employee Transition Period, the “Transition Periods”), the Hampshire Parties shall use commercially reasonable efforts to provide (i) warehousing, repackaging, preparation for shipment and shipping of the Acquired Inventory, and providing and maintaining reasonable records and documentation in respect thereof, on behalf of Buyer.  Such Services shall be provided at the Hampshire Parties’ distribution center in a manner consistent with the past practice of the Business in all material respects and at the reasonable direction of Buyer.

(c)           With respect to any Services provided under (b) above, (i) Buyer shall pay directly, or advance to Hampshire (or the applicable Hampshire Party) to pay, any costs, fees or expenses payable to third parties for applicable third-party services provided as part of the Services and equipment providers, as reasonably documented (promptly upon receipt thereof), including such costs, fees or expenses payable in respect of the warehousing services, and (ii) Buyer shall pay Parent or its designee the fee set forth on Schedule 6.7 for Services other than those contemplated in clause (i) hereof provided during the Transition Periods by wire transfer of immediately available funds no later than the 5th Business Day after the Closing Date.

(d)           Unless otherwise agreed by the Parties, the Services shall be performed by the Hampshire Parties for Buyer at a quality level and in a manner that are substantially the same as the quality level and manner in which such Services were generally performed by the Hampshire Parties for the Business prior to the date hereof (subject to changes and effects reasonably arising from the fact that the Business is no longer owned by the Hampshire Parties and its systems and processes are in transition as contemplated by this Agreement) and Buyer shall use such Services for substantially the same purposes and in substantially the same manner as the Business had used such Services prior to the date hereof.  Upon the expiration of the each Transition Period, the Hampshire Parties shall have no further obligation to provide the applicable Service.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.1                      Survival of Representations and Warranties and Covenants.  The representations and warranties of each of the Parties contained herein shall survive the signing of this Agreement and remain in full force and effect for a period twelve (12) months from the Closing Date (regardless of any investigation by the other Party or its agents), except that the representations and warranties set forth in Sections 4.1, 4.3, 4.7, 5.1 and 5.4 shall survive for the applicable statute of limitations.   All covenants and agreements of the Parties contained herein shall terminate in accordance with their terms.  No claim or action arising out of or related to, a breach of a representation, warranty or covenant under this Agreement shall be asserted by any party hereto after the applicable period set forth in the prior two sentences, unless notice of such claim or action is given to the Indemnitor (as defined below) in accordance with Section 8.2 prior to the end of such period.

Section 7.2                      Indemnification by the Hampshire Parties.  The Hampshire Parties agree to jointly and severally indemnify and hold harmless Buyer and its officers, agents, directors, employees, affiliates, successors and assigns from and against any and all expenses (including, without limitation, demands, suits, claims, actions, assessments, judgments and reasonable legal expenses and costs), direct damages, liabilities or other monetary loss (collectively “Losses”) resulting from or arising out of: (i) any breach of the representations and warranties of the Hampshire Parties contained in this Agreement; (ii) any breach of the covenants or agreements of the Hampshire Parties contained in this Agreement; or (iii) any Excluded Liability or any Excluded Asset.

Section 7.3                      Indemnification by Buyer.  Buyer agrees to indemnify and hold harmless the Hampshire Parties and their agents, directors, employees, affiliates, successors and assigns from and against any and all Losses resulting from or arising out of: (i) any breach of the representations and warranties of Buyer contained in this Agreement; (ii) any breach of the covenants or agreements of Buyer contained in this Agreement; or (iii) any Assumed Liability.

Section 7.4                      Procedures for Indemnification.

(a)           If a Party entitled to indemnification under this Article VII (an “Indemnitee”) asserts that a Party obligated to indemnify it under this Article VII (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 7.2 or Section 7.3, such Indemnitee shall give prompt written notice thereof to the Indemnitor describing, in reasonable detail, the nature of the claim and indicating the amount (estimated, if necessary) of any Losses that have been or may be sustained by such Indemnitee.  The failure to so notify the Indemnitor shall not relieve the Indemnitor of any liability that it may have to the Indemnitee.

(b)           If any suit, action, investigation, claim or proceeding is begun, made or instituted by a third party as a result of which the Indemnitor may become obligated to an Indemnitee hereunder (a “Third-Party Claim”), the Indemnitee shall (x) give prompt written notice thereof to the Indemnitor of such Third-Party Claim, provided, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of any liability that it may have to the Indemnitee except to the extent that the Indemnitor shall have been materially prejudiced by such failure to notify, and (y) promptly thereafter, deliver to Indemnitor copies of all notices and documents (including court papers) received by the Indemnitee relating to such Third-Party Claim.  The Indemnitor shall have ten (10) days (or such lesser period as will enable the Indemnitee to respond to notices and documents (including court papers) filed or made against the Indemnitee without a default judgment being entered) after receipt of such notice to elect to defend, contest or otherwise protect the Indemnitee against any such Third-Party Claim through counsel of the Indemnitor’s own choosing, reasonably satisfactory to the Indemnitee, and at its sole cost and expense.  If the Indemnitor so elects to defend, contest or otherwise protect the Indemnitee against any such Third-Party Claim (i) the Indemnitor shall act in good faith and in a reasonable manner with respect to such defense, contestation and protection and (ii) the Indemnitee shall not compromise or settle any such suit, action investigation, claim or proceeding without the Indemnitor’s prior written consent (such consent not to be unreasonably withheld).  The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee’s choice.  If the Indemnitor fails to defend, contest or otherwise protect against such Third-Party Claim, the Indemnitee shall have the right to do so and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor (to the extent constituting indemnifiable Losses under this Article VII and subject to the provisions of Section 7.5), including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding and that constitute indemnifiable Losses under this Article VII, provided that the Indemnitee shall not compromise or settle any such suit, action, investigation, claim or proceeding without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld).  The Indemnitor shall not, except with the consent of the Indemnitee, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third-Party Claim to the Indemnitee of an unconditional release from all liability with respect to such Third-Party Claim or consent to entry of any judgment, unless the sole relief provided is monetary damages that are paid in full by the Indemnitor.  The Indemnitee shall make available to the Indemnitor all information reasonably available to the Indemnitor, including relevant books and records in its possession, but excluding any privileged information, relating to a Third-Party Claim.  In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Third-Party Claim.  The Party in charge of the defense shall keep the other Party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

Section 7.5                      Sole and Exclusive Remedy.  Notwithstanding any provision of this Agreement to the contrary, indemnification claims brought in accordance with and subject to this Article VII shall be the sole and exclusive remedy of any Indemnitee after the Closing with respect to, arising out of, resulting from, or relating to, the subject matter of this Agreement, other than in respect of claims based on fraud.

Section 7.6                      Limitation on Losses.  Notwithstanding anything in Article VII to the contrary:

(a)           the maximum amount for which the Hampshire Parties or Buyer shall be liable with respect to matters covered by Sections 7.2(i) (excluding the representations and warranties set forth in Sections 4.1, 4.3 and 4.7) and 7.3(i) (excluding the representations and warranties set forth in Sections 5.1 and 5.4), as applicable, shall not exceed in the aggregate twenty-five percent (25%) of the Purchase Price;

(b)           No Party shall be entitled to indemnification under Sections 7.2 and 7.3, as applicable, unless the amount of any such Loss exceeds $25,000 in the aggregate, in which event the applicable Party may be entitled to indemnification for the amount of such Losses from the first dollar; and

(c)           the amount of any Losses shall be reduced (i) to the extent of any insurance proceeds received by the Indemnitee for such Losses and (ii) to give effect to any tax benefits actually realized by the Indemnitee resulting from any such Losses.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                      Fees and Expenses.  Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

Section 8.2                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the U.S. mails, as follows:

If to Buyer:	With a copy to:

KBL Group International Ltd.	Patterson Belknap Webb & Tyler LLP
1407 Broadway, Suite 610	1133 Avenue of the Americas
New York, New York 10018	New York, New York 10020
Attn: Steven Begleiter	Attn: Jeffrey E. LaGueux, Esq.
Facsimile: (212) 391- 4665	Facsimile: (212) 336-2222

If to Seller:	With a copy to:

Hampshire Group, Limited	Willkie Farr & Gallagher LLP
114 West 41st Street, 8th Floor	787 Seventh Avenue
New York, New York 10036	New York, New York 10019
Attn: Heath L. Golden	Attn: Steven J. Gartner, Esq.
Facsimile: (212) 512-0388	Mark Cognetti, Esq.
Facsimile: (212) 728-8111

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representatives.  The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

Section 8.3                      Governing Law; Disputes.  This Agreement shall be construed in accordance with, and governed by, the laws of New York as applied to contracts made and to be performed entirely in the State of New York without regard to principles of conflicts of Law.  Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the City of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such courts).  Each of the Parties hereto agrees that service of any process, summons, or notice of document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.4                      Waiver of Jury Trial.  Each Party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, counterclaim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each Party to this Agreement hereby agrees and consents that any such claim, counterclaim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

Section 8.5                      Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 8.6                      Assignability; Binding Effect.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that any Party may collaterally assign this Agreement or its rights hereunder in connection with any third-party financing upon prior written notice to the other Parties.  This Agreement and the respective rights, covenants, conditions and obligations of the Parties and any instrument or agreement executed pursuant hereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 8.7                      Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance; provided, however, that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party, such waiver or consent shall be given in writing.

Section 8.8                      Severability.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 8.9                      Third-Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party, nor shall any provisions give any third party any right of subrogation over or action against any Party.

Section 8.10                      Certain Interpretative Matters.  There shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.  Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.

Section 8.11                      Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each Party.  Delivery of a facsimile or scanned version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

BUYER:	SELLER:

KBL GROUP INTERNATIONAL LTD.	ITEM-EYES, INC.

/s/ Steven Begleiter	/s/ Heath L. Golden
Name: Steven Begleiter	Name: Heath L. Golden
Title: President	Title: Officer

PARENT:

HAMPSHIRE GROUP, LIMITED

/s/ Heath L. Golden
Name: Heath L. Golden
Title: Officer

EXHIBIT A

FORM OF INTELLECTUAL PROPERTY ASSIGNMENTS

EXHIBIT B

FORM OF BILL OF SALE

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT